                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549


                                    SCHEDULE 13G


                     Under the Securities Exchange Act of 1934
                                 (Amendment No. 5 )*
                                               ---

                           Bellwether Exploration Company
                   ----------------------------------------------
                                  (Name of Issuer)

                                    Common Stock
                   ----------------------------------------------
                            (Title of Class of Security)

                                     079895108
                   ---------------------------------------------
                                   (CUSIP Number)

                                      10/15/98
                   ----------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

          /X/    Rule 13d-1 (b)

          / /    Rule 13d-1 (c)

          / /    Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                  Page 1 of 5 Pages

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-------------------------------
 CUSIP No.   079895108                  13G
            ------------
-------------------------------
--------------------------------------------------------------------------------

 1      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)
        The Allstate Corporation
        36-3871531
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *           (a) [ ]
                                                                     (b) [ ]
        N/A
--------------------------------------------------------------------------------
 3      SEC USE ONLY


--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER
     NUMBER OF           0
      SHARES
                  --------------------------------------------------------------
   BENEFICIALLY    6     SHARED VOTING POWER
     OWNED BY            0
       EACH
                  --------------------------------------------------------------
     REPORTING     7     SOLE DISPOSITIVE POWER
    PERSON WITH          0

                  --------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* n/a

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*
        HC

--------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT!


                                  Page 2 of 5 Pages
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ITEM 1         (a)       Name of Issuer:

                              Bellwether Exploration Company

               (b)       Address of Issuer's Principal Executive Offices:

                              1331 Lamar, Ste. 1455
                              Houston, Texas 77010

ITEM 2         (a)       Name of Person Filing:

                              The Allstate Corporation

               (b)       Address of Principal Business Office:

                              2775 Sanders Road
                              Northbrook, Illinois   60062-6127

               (c)       Citizenship:

                              Delaware

               (d)       Title of Class of Securities

                              Common Stock

               (e)       CUSIP Number:

                              079895108

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS A:

               (a)   (  )     Broker or Dealer registered under Section 15 of
                              the Act (15 U.S.C. 78o);

               (b)   (  )     Bank as defined in Section 3(a)(6) of the Act
                              (15 U.S.C. 78c);

               (c)   (  )     Insurance Company as defined in Section 3(a)(19)
                              of the Act (15 U.S.C. 78c);

               (d)   (  )     Investment Company registered under Section 8 of
                              the Investment Company Act of 1940 (15 U.S.C.
                              80a-8);

               (e)   (  )     An Investment Adviser in accordance with Section
                              240.13d-1(b)(1)(ii)(E);

               (f)   (  )     An Employee Benefit Plan or Endowment Fund in
                              accordance with Section 240.13d-1(b)(1)(ii)(F);

               (g)   (XX)     A Parent Holding Company or control person in
                              accordance with Section 240.13d-1(b)(1)(ii)(G)
                              (Note:  See Item 7);

               (h)   (  )     A Savings Association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813);

               (i)   (  )     A Church Plan that is excluded from the definition
                              of an


                                  Page 3 of 5 Pages

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                              investment company under Section 3(c)(14) of the
                              Investment Company Act of 1940 (15 U.S.C. 80a-3);

               (j)   (  )     Group, in accordance with Section
                              240.13d-1(b)(1)(ii)(J).

ITEM 4         OWNERSHIP.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

               (a)   Amount Beneficially Owned:
                              0

               (b)   Percent of Class:
                              0%

               (c)   Number of shares as to which such person (1) has:

                     (i)      sole power to vote or to direct the vote
                                   0

                     (ii)     shared power to vote or to direct the vote
                                   0

                     (iii)    sole power to dispose or to direct the disposition
                              of
                                   0

                     (iv)     shared power to dispose or to direct the
                              disposition of
                                   0

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X).

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


               Allstate Insurance Company is an insurance company as that term is defined in Section 3(a)(19) of the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------

(1)
      Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation, beneficially owns 0 shares of Stock.


                                 Page 4 of 5 Pages

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ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10        CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                     SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 1/29/99


                                        THE ALLSTATE CORPORATION

                                        By:  ALLSTATE INSURANCE COMPANY




                                             By:
                                                  Mary J. McGinn
                                                  Vice President


                                 Page 5 of 5 Pages